Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

Pacira Pharmaceuticals, Inc. Reports Second Quarter 2015 Financial Results

— Conference Call Today at 9 a.m. ET —

PARSIPPANY, N.J., July 30, 2015 — Pacira Pharmaceuticals, Inc. (NASDAQ: PCRX) today provided updates on EXPAREL® (bupivacaine liposome injectable suspension) for postsurgical pain in the United States and announced consolidated financial results for the second quarter ended June 30, 2015.

“We recorded $57 million in EXPAREL product revenues in the second quarter, an increase of 27 percent over the same period last year,” said Dave Stack, president, chief executive officer and chairman of Pacira. “While these results show a slower uptick in sales than in previous years, we believe the recent challenges facing EXPAREL today are temporary. We remain optimistic about the growth potential for EXPAREL and Pacira as we work directly with our customers on standardizing enhanced recovery after surgery protocols, initiate our developmental plans for additional EXPAREL uses and properly assess and pursue internal and external opportunities that best complement our growing business.”

Recent Developments

•                  Path Forward for EXPAREL Use in Nerve Block: In May, Pacira announced the completion of the end-of-review process with the U.S. Food and Drug Administration (FDA) Division of Anesthesia, Analgesia and Addiction Products (DAAAP) of the Center for Drug Evaluation and Research regarding the supplemental New Drug Application (sNDA) for the use of EXPAREL for administration as a nerve block to provide postsurgical analgesia. Based upon the FDA guidance that the expected use of EXPAREL will be for a broad spectrum of nerve blocks and not limited to the narrow indication of a single nerve block, Pacira plans to conduct additional Phase 3 studies for upper and lower extremity nerve blocks, and expects to initiate these studies by the end of 2015.

•                  DepoFoam® Spray Manufacturing Process Update: Pacira requested a Type C meeting with the FDA in March to discuss the DepoFoam spray manufacturing process for EXPAREL. In May, Pacira announced feedback that the proposed approach to demonstrate comparability and to provide adequate data in support of the spray process appears acceptable. Based on this feedback, Pacira intends to pursue the manufacturing of DepoFoam-based products using the spray process.

•                  Studies Continue to Support Clinical and Pharmacoeconomic Utility of EXPAREL: In May, Pacira announced data evaluating the use of EXPAREL in patients undergoing colorectal surgery, breast reconstruction and total knee replacement surgery. The data were presented at the annual meetings of the World Congress of Enhanced Recovery after Surgery and Perioperative Medicine, Plastic Surgery Research Council (PSRC) and the International Society for Pharmacoeconomics and Outcomes Research (ISPOR).

•                  New Addition to Management Team Will Oversee Strategy and Corporate Development: In July, Pacira announced the appointment of Scott Braunstein, MD, to the newly created position of senior vice president, strategy and corporate development. He will be responsible for evaluating, integrating and optimizing the company’s strategic opportunities for the lead commercial product EXPAREL; the company’s hospital-based sales franchise; the DepoFoam-based internal pipeline product candidates; and the external in-licensing and acquisition of product candidates.

•                  Program for EXPAREL Use in Oral Surgery on Track for Completion by Early 2016: A pivotal study in third molar extraction will evaluate the use of EXPAREL administered as an infiltration to provide postsurgical analgesia in oral surgery. According to preliminary market research, the total addressable oral surgery market in the U.S. is estimated to be approximately 27 million annual procedures.

Second Quarter 2015 Financial Results

•                  EXPAREL net product revenues were $57.0 million in the second quarter of 2015, compared to $44.9 million in the second quarter of 2014.

•                  Total revenues were $59.1 million in the second quarter of 2015, compared to $47.2 million in the second quarter of 2014.

•                  Total operating expenses were $57.3 million in the second quarter of 2015, compared to $50.0 million in the second quarter of 2014.

•                  GAAP net income was less than $0.1 million, or $0.00 per share (basic and diluted), in the second quarter of 2015, compared to a GAAP net loss of ($5.0) million, or ($0.14) per share (basic and diluted), in the second quarter of 2014.

•                  Non-GAAP net income was $8.4 million, or $0.23 per share (basic) and $0.20 per share (diluted), in the second quarter of 2015, compared to a non-GAAP net income of $1.5 million, or $0.04 per share (basic and diluted), in the second quarter of 2014.

•                  Pacira ended the second quarter of 2015 with cash and cash equivalents, restricted cash, short-term investments and long-term investments (“cash”) of $171.1 million.

•                  Pacira had 36.5 million basic and 41.4 million diluted weighted average shares of common stock outstanding in the second quarter of 2015.

2015 Outlook

Excluding stock-based compensation, Pacira expects the following non-GAAP operating expenses for 2015:

•                  Research and development (R&D) expense of $20 million to $25 million.

•                  Selling, general and administrative (SG&A) expense of $115 million to $125 million.

Today’s Conference Call and Webcast Reminder

The Pacira management team will host a conference call to discuss the company’s financial results and recent developments today, Thursday, July 30, 2015, at 9 a.m. ET. The call can be accessed by dialing 1-877-845-0779 (domestic) or 1-720-545-0035 (international) ten minutes prior to the start of the call and providing the Conference ID 93527661.

A replay of the call will be available approximately two hours after the completion of the call and can be accessed by dialing 1-855-859-2056 (domestic) or 1-404-537-3406 (international) and providing the Conference ID 93527661. The replay of the call will be available for two weeks from the date of the live call.

The live, listen-only webcast of the conference call can also be accessed by visiting the “Investors & Media” section of the company’s website at investor.pacira.com. A replay of the webcast will be archived on the Pacira website for two weeks following the call.

Non-GAAP Financial Information

This press release contains financial measures that do not comply with U.S. generally accepted accounting principles (GAAP), non-GAAP net income (loss), because such measures exclude stock-based compensation, loss on extinguishment of debt and amortization of debt discount. These measures supplement our financial results prepared in accordance with GAAP. Pacira management uses these measures to better analyze its financial results and to help make managerial decisions. In management’s opinion, these non-GAAP measures are useful to investors and other users of our financial statements by providing greater transparency into the operating performance at Pacira. Such measures should not be deemed to be an alternative to GAAP requirements or a measure of liquidity for Pacira. Non-GAAP net income (loss) measures are also unlikely to be comparable with non-GAAP disclosures released by other companies. See a reconciliation of non-GAAP net income (loss) to GAAP net loss below.

The range of R&D and SG&A expenditure outlook for 2015 are non-GAAP financial measures because they exclude stock-based compensation charges. Such measures should not be deemed to be an alternative to GAAP requirements or a measure of liquidity for Pacira. Non-GAAP financial measures are also unlikely to be comparable with non-GAAP disclosures released by other companies.

About Pacira

Pacira Pharmaceuticals, Inc. (NASDAQ: PCRX) is a specialty pharmaceutical company focused on the clinical and commercial development of new products that meet the needs of acute care practitioners and their patients. The company’s flagship product, EXPAREL® (bupivacaine liposome injectable suspension), indicated for single-dose infiltration into the surgical site to produce postsurgical analgesia, was commercially launched in the United States in April 2012. EXPAREL and two other products have successfully utilized DepoFoam®, a unique and proprietary product delivery technology that encapsulates drugs without altering their molecular structure, and releases them over a desired period of time. Additional information about Pacira is available at www.pacira.com.

About EXPAREL®

EXPAREL (bupivacaine liposome injectable suspension) is currently indicated for single-dose infiltration into the surgical site to produce postsurgical analgesia. The product combines bupivacaine with DepoFoam®, a proven product delivery technology that delivers medication over a desired time period. EXPAREL represents the first and only multivesicular liposome local anesthetic that can be utilized in the peri- or postsurgical setting. By utilizing the DepoFoam platform, a single dose of EXPAREL delivers bupivacaine over time, providing significant reductions in cumulative pain score with up to a 45 percent decrease in opioid consumption; the clinical benefit of the opioid reduction was not demonstrated. Additional information is available at www.EXPAREL.com.

Important Safety Information

EXPAREL is contraindicated in obstetrical paracervical block anesthesia. EXPAREL has not been studied for use in patients younger than 18 years of age. Non-bupivacaine-based local anesthetics, including lidocaine, may cause an immediate release of bupivacaine from EXPAREL if administered together locally. The administration of EXPAREL may follow the administration of lidocaine after a delay of 20 minutes or more. Other formulations of bupivacaine should not be administered within 96 hours following administration of EXPAREL. Monitoring of cardiovascular and neurological status, as well as vital signs should be performed during and after injection of EXPAREL as with other local anesthetic products. Because amide-type local anesthetics, such as bupivacaine, are metabolized by the liver, EXPAREL should be used cautiously in patients with hepatic disease. Patients with severe hepatic disease, because of their inability to metabolize local anesthetics normally, are at a greater risk of developing toxic plasma concentrations. In clinical trials, the most common adverse reactions (incidence greater-than or equal to 10%) following EXPAREL administration were nausea, constipation, and vomiting.

Please see the full Prescribing Information for more details available at http://www.exparel.com/pdf/EXPAREL_Prescribing_Information.pdf.

Forward Looking Statements

Any statements in this press release about our future expectations, plans, outlook and prospects, and other statements containing the words “believes,” “anticipates,” “plans,” “estimates,” “expects,” and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including risks relating to: the success of our sales and manufacturing efforts in support of the commercialization of EXPAREL; the rate and degree of market acceptance of EXPAREL; the size and growth of the potential markets for EXPAREL and our ability to serve those markets; our plans to expand the use of EXPAREL to additional indications and opportunities, including nerve block, oral surgery and chronic pain, as well as pediatrics, and the timing and success of any related clinical trials; the related timing and success of a United States Food and Drug Administration supplemental New Drug Application; the adverse effects and impacts of FDA warning letters; the outcome of the U.S. Department of Justice inquiry; our plans to evaluate, develop and pursue additional DepoFoam-based product candidates; clinical studies in support of an existing or potential DepoFoam-based product; our plans to continue to manufacture and provide support services for our commercial partners who have licensed DepoCyt(e); our commercialization and marketing capabilities; our and Patheon UK Limited’s ability to successfully and timely construct dedicated EXPAREL manufacturing suites; and other factors discussed in the “Risk Factors” of our most recent Annual Report on Form 10-K for the fiscal year ended December 31, 2014, our Quarterly Report on Form 10-Q for the quarter ended March 31, 2015 and in other filings that we periodically make with the SEC. In addition, the forward-looking statements included in this press release represent our views as of the date of this press release. Important factors could cause our actual results to differ materially from those indicated or implied by forward-looking statements, and as such we anticipate that subsequent events and developments will cause our views to change. However, while we may elect to update these forward-looking statements at some point in the future, we specifically disclaim any obligation to do so. These forward-looking statements should not be relied upon as representing our views as of any date subsequent to the date of this press release.

Company Contact:

Pacira Pharmaceuticals, Inc.

Jessica Cho, (973) 254-3574

Media Contact:

Pure Communications, Inc.

Susan Heins, (864) 286-9597

(Tables Follow)

Pacira Pharmaceuticals, Inc.

Condensed Consolidated Balance Sheets

(unaudited)

(in thousands)

	June 30,	December 31,
	2015	2014
ASSETS
Current assets:
Cash and cash equivalents, restricted cash and short-term investments	$153,147	$158,167
Accounts receivable, net	24,281	22,366
Inventories, net	48,769	29,263
Prepaid expenses and other current assets	3,429	4,461
Total current assets	229,626	214,257
Long-term investments	17,941	24,431
Fixed assets, net	77,809	60,632
Goodwill	27,123	23,761
Intangibles, net	242	403
Other assets	2,252	2,588
Total assets	$354,993	$326,072

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$13,299	$6,758
Accrued expenses	26,790	28,311
Convertible senior notes (*)	103,885	103,100
Current portion of royalty interest obligation	—	276
Current portion of deferred revenue	1,426	1,426
Income taxes payable	72	139
Total current liabilities	145,472	140,010
Deferred revenue	8,795	9,508
Other liabilities	5,447	5,409
Total stockholders’ equity	195,279	171,145
Total liabilities and stockholders’ equity	$354,993	$326,072

(*) The convertible senior notes are contractually due in 2019. However, because of certain conditions that were met during the three months ended June 30, 2015, the note holders can convert any time during the quarter ended September 30, 2015.

Pacira Pharmaceuticals, Inc.

Consolidated Statements of Operations

(unaudited)

(in thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2015	2014	2015	2014
Revenues:
EXPAREL	$56,977	$44,914	$112,927	$79,316
DepoCyt(e)	1,085	1,120	2,219	2,460
Collaborative licensing and development revenue	356	322	713	574
Royalty revenue	730	809	1,604	1,478
Total revenues	59,148	47,165	117,463	83,828

Operating expenses:
Cost of goods sold	18,929	19,954	36,509	38,081
Research and development	3,649	5,216	9,616	10,420
Selling, general and administrative	34,752	24,837	66,180	47,426
Total operating expenses	57,330	50,007	112,305	95,927
Income (loss) from operations	1,818	(2,842)	5,158	(12,099)

Other (expense) income:
Interest income	177	61	332	103
Interest expense	(1,940)	(2,079)	(3,935)	(4,185)
Loss on extinguishment of debt	(51)	—	(51)	—
Royalty interest obligation	—	(136)	(71)	(256)
Other, net	43	(41)	(74)	(77)
Total other expense, net	(1,771)	(2,195)	(3,799)	(4,415)
Income (loss) before income taxes	47	(5,037)	1,359	(16,514)
Income tax expense	(39)	—	(91)	—
Net income (loss)	$8	$(5,037)	$1,268	$(16,514)

Net income (loss) per share:
Basic and diluted net income (loss) per common share	$0.00	$(0.14)	$0.03	$(0.48)
Weighted average common shares outstanding:
Basic	36,481	35,463	36,358	34,587
Diluted	41,445	35,463	41,612	34,587

Pacira Pharmaceuticals, Inc.

Reconciliation of GAAP to Non-GAAP Financial Information

(unaudited)

(in thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2015	2014	2015	2014

GAAP net income (loss)	$8	$(5,037)	$1,268	$(16,514)

Non-GAAP adjustments:
Stock-based compensation	7,296	5,537	14,813	9,512
Loss on extinguishment of debt	51	—	51	—
Non-cash debt discount amortization	1,024	1,035	2,058	2,069
Total Non-GAAP adjustments	8,371	6,572	16,922	11,581

Non-GAAP net income (loss)	$8,379	$1,535	$18,190	$(4,933)

GAAP basic and diluted net income (loss) per common share	$0.00	$(0.14)	$0.03	$(0.48)

Non-GAAP basic net income (loss) per common share	$0.23	$0.04	$0.50	$(0.14)
Non-GAAP diluted net income (loss) per common share	$0.20	$0.04	$0.44	$(0.14)

Weighted average common shares outstanding - basic	36,481	35,463	36,358	34,587
Weighted average common shares outstanding - diluted	41,445	40,726	41,612	34,587

Cost of goods sold reconciliation:
GAAP cost of goods sold	$18,929	$19,954	$36,509	$38,081
Stock-based compensation expense	(1,586)	(641)	(2,689)	(1,135)
Non-GAAP cost of goods sold	$17,343	$19,313	$33,820	$36,946

Research and development reconciliation:
GAAP research and development	$3,649	$5,216	$9,616	$10,420
Stock-based compensation expense	(561)	(2,137)	(2,070)	(3,714)
Non-GAAP research and development	$3,088	$3,079	$7,546	$6,706

Selling, general and administrative reconciliation:
GAAP selling, general and administrative	$34,752	$24,837	$66,180	$47,426
Stock-based compensation expense	(5,149)	(2,759)	(10,054)	(4,663)
Non-GAAP selling, general and administrative	$29,603	$22,078	$56,126	$42,763